Exhibit 99.1
Aspect Software Reports
Third Quarter Preliminary Results

- Revenue Increased 4% Sequentially
- Net Income Improved $18.3 Million Sequentially
- Pro Forma EBITDA Increased 35% Sequentially

Chelmsford, Massachusetts, October 22, 2012 - Aspect Software today announced preliminary results for the third quarter ended September 30, 2012.
Stewart Bloom, CEO of Aspect Software, commented, “We are encouraged about sequential quarter improvements in key performance measures for the third quarter of 2012. We returned to revenue growth and improved our margins and pro forma EBITDA for the third quarter of 2012 on a sequential basis. During the third quarter of 2012, we continued a trend of what is now 97 new logo customers captured over the trailing four quarters. In Q3 alone we signed 19 new logo customers, with more than half of these accounts generated through our effective indirect channel strategy. For the first nine months of 2012 overall, we have now closed a total of 71 new logo customers, a 16% increase over 2011, and a slightly favorable increase in average contract value for those transactions. Our 'Tiger Shark' Unified IP 7.1 release is getting good traction in the market with over 20 deployments in process since its launch in late August.”
We expect revenue for the three months ended September 30, 2012 to be approximately $111.5 million, compared to $133.2 million in the third quarter of 2011. This is an increase of approximately 4% sequentially from $106.9 million for the three months ended June 30, 2012.
As expected, year over year, Q3 total revenue was down, driven heavily by unfavorable license revenue which was down 42% year over year, substantially due to extraordinarily large one time dialer migration deals in the prior year. Subscription maintenance revenues were down 8% for the third quarter over the prior year.
We expect net income for the three months ended September 30, 2012 to be $7.8 million, compared to net income of $10.3 million in the prior year's third quarter and a net loss of $10.5 million for the three months ended June 30, 2012.
We expect pro forma EBITDA for the three months ended September 30, 2012 to be $33.6 million, compared to $48.3 million in the prior year's third quarter and $24.8 million for the three months ended June 30, 2012.
Cash as of September 30, 2012 was $148.6 million, compared to $146.2 million as of June 30, 2012 and $141.3 million as of December 31, 2011.
Robert Krakauer, Executive Vice President and CFO of Aspect Software, said, “In spite of challenges at a macro level in the global economy, we were able to achieve revenue growth and improve our margins and our pro forma EBITDA for the third quarter of 2012 on a sequential basis.”
The third quarter 2012 estimated results are preliminary and subject to completion of the Aspect Software's quarterly closing process and the customary review by its external auditors. Accordingly, such estimated results are subject to change.

Investor Conference Call / Webcast Details
Aspect Software will report full results for the third quarter 2012 in early November 2012. Conference call information will be available at www.aspect.com .

About Aspect Software
Aspect builds customer-company relationships through a combination of customer contact and enterprise workforce optimization solutions. For more information, visit www.aspect.com.
Follow Aspect on Twitter at @AspectUC. Read Aspect's blogs at http://blogs.aspect.com.
Safe Harbor for Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. Forward-looking statements made in this press release are made only as of the date hereof and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties that could cause actual results to differ from those set forth in any forward-looking statements are discussed in more detail under the caption Risk Factors in Aspect's quarterly report on Form 10-Q for the quarter ended June 30, 2012.
This press release contains references to non-GAAP financial measures, which exclude stock-based compensation expense, acquisition-related costs, depreciation, amortization, restructuring charges, employee separation costs, and certain other items that are allowed under the terms of Aspect's credit agreement. For a reconciliation of non-GAAP to GAAP financial measures, please refer to the supplemental schedules below.

CONTACT:
For more information, please contact:
Tim Dreyer Aspect Software Tel: 630 227 8312 tim.dreyer@aspect.com

Aspect Software Group Holdings Ltd.
Preliminary Condensed Consolidated Statements of Operations (unaudited)

Three months ended
September 30,
(in thousands)	2012
Net revenues	111,482
Cost of revenues	42,348
Gross profit	69,134
Operating expenses	50,327
Income from operations	18,807
Interest and other expense, net	(16,661)
Income before income taxes	2,146
Benefit from income taxes	(5,701)
Net income	7,847

Reconciliation of Income from Operations to Pro Forma EBITDA (unaudited)

(Dollars in millions)	Three Months Ended
September 30,
2012
Income from operations	$18.8
Depreciation and amortization	10.4
Stock based compensation	(0.2)
Sponsor management fees	0.5
Other (1)	$4.1
Pro form EBITDA	$33.6

(1) These costs represent amounts that are allowed to be added back for calculation of compliance with our debt agreement covenants including acquisition related adjustments to revenue, strategic investment costs, legal entity rationalization, IRS audit, debt issuance, Sarbanes-Oxley compliance, foreign withholding taxes, and non-recurring charges.
Earnings before interest, depreciation and amortization, as adjusted (“Pro Forma EBITDA”) is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as making certain payments. In addition to covenant compliance, our management also uses Pro Forma EBITDA along with certain other pro forma adjustments to assess our operating performance and to calculate performance-based cash bonuses which are tied to Pro Forma EBITDA targets. Pro Forma EBITDA contains other charges and gains, for which we believe adjustment is permitted under our senior secured credit agreement. Pro Forma EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Pro Forma EBITDA instead of income from operations has limitations as an analytical tool, including the failure to reflect changes in cash requirements, including cash requirements necessary to service principal or interest payments on our debt, or changes in our working capital needs. Management compensates for these limitations by relying primarily on our GAAP results and by using Pro Forma EBITDA on a supplemental basis. Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.